Exhibit 6.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio

1 World Trade Center 57th Floor

New York, NY 10007, United States

2 April 2026

Dear Masterworks Gallery, LLC

We are delighted that you have agreed to consign the following artwork to us for sale on the terms set out in this letter and the attached Terms of Consignment (together, the “Agreement”). In the event of any conflict between this letter and the Terms of Consignment, this letter shall govern and control:

Christine Ay Tjoe

xUxnxtxixtxlxexdx

2014

Oil on canvas

23.5 x 31.5 in. (59.7 x 80 cm)

Current Location: [***]

(the “Artwork”)

1.	Term and Price

1.1	You have granted [***] and its affiliated entities the exclusive right to market and sell the Artwork (including in art fairs) as your agent to a buyer (the “Buyer”) whose identity will not be disclosed to you a price set by [***] in its sole discretion provided that you receive net sale proceeds in the sum set out above (each a “Net Price”).

1.2	The exclusivity period shall commence on the date this Agreement is signed by you, and end on 30 April 2026 unless it is extended by written agreement between you and us (the “Exclusivity Period”).

1.3	You acknowledge and agree that [***] may market the Artwork to potential purchasers as it deems appropriate subject to the following: (a) [***] shall not publicly display the Work or advertise the Artwork on any website; and (b) any digital or print marketing featuring the Artwork shall be subject to your prior written approval (which shall not be unreasonably withheld).

1.4	In this Agreement, [***], “we”, “our” or “us” shall refer to [***] and its affiliated entities, and as Masterworks Gallery LLC acts as agent for the owner of the Artwork, Masterworks Cayman, SPC, acting on behalf of its Gallery Segregated Portfolio (the “Owner”) “you” and “your” shall refer to Masterworks Gallery LLC and the Owner acting jointly and severally.

2.	Your Representations, Undertakings and Indemnity

2.1	In respect of the Artwork, you hereby represent and undertake to [***] and to the Buyer that, at the date of this letter and up to and including the date that title to the Artwork transfers to the Buyer in accordance with clause 4:

(a)	you have full legal authority to agree to the terms of this Agreement, to make the representations and give the undertakings recorded in this Agreement, and to complete the transactions contemplated by this Agreement;
(b)	the Owner is the sole legal and beneficial owner of the Artwork with the unrestricted right to possession and Masterworks Gallery LLC is authorised directly by the Owner to sell the Artwork on the Owner’s behalf;
(c)	you shall provide the documents requested by [***] to carry out customer due diligence to enable [***] to comply with its statutory anti money laundering obligations and acknowledge that [***] cannot pay you any sales proceeds without such documentation;
(d)	you can provide proof of ownership of the Artwork to [***];
(e)	the Owner is not the target of or acting on behalf of the target of any international sanctions and no part of the sales proceeds will be used for any purpose that would violate applicable international sanctions;
(f)	the Artwork is not the proceeds of crime or terrorist property;
(g)	you have the authority to sell the Artwork and to transfer to the Buyer full legal and beneficial ownership in, and the immediate right to possession of, the Artwork;
(h)	you are expressly authorised by the Owner to delegate your authority to [***] to market and sell the Artwork and to bind the Owner to the terms and conditions of this Agreement;
(i)	the Artwork is now, and at the time of transfer of ownership to the Buyer will be, free and clear of any and all liens, claims, mortgages, security interests or other encumbrances held by any person;
(j)	the Artwork is an authentic work by the artist named above and you have no reason to believe that the Artwork is not as described in this Agreement;
(k)	The Artwork shall be released to [***] in the same condition as the condition report that you have provided to [***];
(l)	you have furnished [***] with all information in your knowledge, possession or control concerning the Artwork, including information about its condition, restoration, provenance, authenticity and VAT status, and all such information is accurate to the best of your knowledge;
(m)	you have not any knowledge or reasonable ground for suspicion of any claim or of any facts or circumstances which are likely to give rise to a claim in respect of the Artwork;
(n)	any and all taxes due on the Artwork have been paid; and
(o)	the Artwork has been lawfully and permanently exported as required by the laws of any country in which it has been located; required declarations upon the export and import of the Artwork have been completed fully and accurately and any duties and taxes on the export and import of the Artwork have been paid.

The above representations shall be conditions of this Agreement; provided, however, that the parties agree that you will not warrant condition of the Artwork to any Buyer.

2.2	You undertake to indemnify, defend and hold [***], its employees, directors, representatives and agents, and the Buyer, free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses or other liability, including all reasonable legal or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by any of them, or asserted or alleged against any of them, arising by reason of or in connection with the breach or alleged breach (whether alleged by any of them or a third party) of any of the representations or undertakings contained in this Agreement. If a payment due under this sub-clause 2.2 is subject to tax, [***], its employees, directors, representatives and/or the Buyer shall be entitled to receive such amounts as shall ensure that the net receipt, after tax, in respect of the payment is the same as it would have been were the payment not subject to tax.

3.	Sales Commission

If [***] sells the Artwork, [***] shall be entitled to the difference between the price paid by the Buyer excluding any taxes (the “Selling Price”) and the Net Price (the “Commission”), provided that the Commission is [***], of the Selling Price.

4.	Title

[***] shall offer and sell the Artwork as your agent. Accordingly, if the Artwork is sold, title to the Artwork shall pass directly from the Owner to the Buyer, upon receipt by [***] of the full sales price in cleared funds.

5.	Delivery and Collection

5.1	[***] shall collect the Artwork from its listed Current Location at its cost.

5.2	If the Artwork is unsold at the end of the Exclusivity Period, [***] shall return the Artwork to your original designated premises at its cost.

6.	Liability for Loss and Damage

6.1	[***] shall, at its cost, assume liability for loss and damage to the Artwork under our global all risks fine art insurance policy from the date of collection by us until (i) if the Artwork is sold, risk of loss or damage to the Artwork passes to the Buyer or (ii) if the Artwork remains unsold, the time the Artwork is returned to you.

6.2	Prior to collection of the Artwork, [***] shall provide you with evidence of insurance coverage naming you as loss payee under its policy.

6.3	If any loss or damage occurs to the Artwork whilst the liability of loss and damage is borne by [***], we shall compensate you by paying you a sum which shall not exceed the Net Price. Neither we nor our insurers shall be responsible for loss and damage to the Artworks caused directly or indirectly by any of the fine art insurance industry standard excluded risks, a copy of which shall be provided to you prior to collection.

7.	Payment

7.1	If we sell the Artwork on your behalf, and on receipt of an invoice from you and satisfactory customer due diligence documentation, [***] shall arrange to wire transfer the Net Price to a bank account in the name of Masterworks Gallery LLC within five (5) business days of receiving the purchase price in full from the Buyer.

7.2	[***] may, at its discretion, grant the Buyer up to fourteen (14) days to make payment of the sale price in full to [***], provided, however, that [***] shall not, without your prior written consent, deliver the Artwork to the Buyer until it has received the sale price in full.

8.	Governing Law and Jurisdiction

This Agreement and any contractual or non-contractual dispute or claim arising out of or in connection with it shall be governed by the law of England and Wales. In the event of a dispute arising under or in connection with this Agreement, you irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales for the benefit of [***]. You irrevocably agree that [***] shall have the right to bring proceedings in any Courts within or outside England and Wales and waive any objection to the jurisdiction of such Courts on the grounds of venue or on the grounds that proceedings have been brought in an inappropriate forum.

Please sign this letter as evidence of your agreement to its terms. If you have any questions, please do not hesitate to contact me.

Yours sincerely,

…………………………...

For and on behalf of [***]

Encl: Terms of Consignment

Acknowledged and Agreed

…………………………...

For and on behalf of Masterworks Gallery LLC

Date:

[***] Terms of Consignment

These terms of consignment form part of, and are incorporated into, the letter recording the terms of your consignment of the Artwork (as described in the letter) consigned by you to [***] and associated entities (collectively and individually referred to in these Terms of Consignment as “[***]”). Together the letter and these terms of consignment shall be referred to as the “Agreement”. In these terms, terms with a capitalised first letter shall be as defined in the letter. In these terms of consignment, ‘you’ and ‘your’ shall mean the consignor, or if the consignor consigns the Artwork to [***] as agent for the owner of the Artwork or someone acting as agent for the owner, the consignor and the owner acting jointly and severally.

1. Estimate of Value: Any oral or written estimate of value given by [***] before a sale is a statement of opinion genuinely held by it and not a statement of fact. You may not rely upon it as a prediction of the sale price or a valuation of the Artwork, and [***] may revise it at any time in its sole discretion.

2. Photographs and Illustrations: [***] shall have the absolute right (on a non-exclusive basis) to photograph the Artwork. [***] shall retain copyright in all photographs created by it of the Artwork. If you provide us with photographs of the Artwork, please also provide any necessary image credits or confirm whether copyright clearance is necessary.

3. Rescission: [***] may, without prior notice to you, rescind a sale where it reasonably believes that (i) there is a material breach of any of your representations, (ii) there is merit to a third party adverse claim to the Artwork, (iii) there is merit in a claim by the Buyer that the Artwork is not as described, or (iv) there is merit in a claim by the Buyer that the Artwork is not of satisfactory quality. Within fourteen (14) days of your receipt of [***] written notice to you of rescission of the sale, and the basis therefore, you will return to [***] the full amount paid to you for the Artwork. Following receipt of such amount in full and cleared funds, [***] shall return the Artwork to you. [***] shall remain entitled to such amount if, as a result of legal process, it is unable to return the Artwork to you.

4. Resale Royalty: You are liable to pay the artist’s resale royalty payable in the UK under The Artist’s Resale Right Regulations 2006 (the “Resale Royalty”) if the Resale Royalty is due upon the sale of the Artwork. If the Resale Royalty is due, [***] will charge the Buyer an amount equal to the Resale Royalty in addition to the sale price. [***] will pay the Resale Royalty to the relevant collecting society on your behalf. In the event that [***] pays the Resale Royalty without being reimbursed by the Buyer, you will refund [***] for such sum promptly on request.

5. Limitations of Liability: [***] shall exercise reasonable care when describing the Artwork and marketing and selling it on your behalf. However, you acknowledge that [***] makes no representation or warranty, orally or in writing, express or implied (other than those which cannot be excluded by law) with respect to any of the characteristics of the Artwork, including (without limitation): authenticity, attribution, provenance, origin, condition, importance, size, quality, quantity, rarity, value, historical reference or significance, medium, material, period, culture or source, which are statements of opinion and not representations of fact. No statement of opinion by [***] shall constitute a representation or warranty upon which you may rely when consigning the Artwork to it and authorising it to market and sell it on your behalf. The liability of [***] under the Agreement for any cause whatsoever shall not exceed the Net Price. [***] shall not be liable to you for any loss of profits, loss of business, loss of anticipated savings or for any special, indirect, incidental, or consequential loss, costs, damages, charges or expenses, to the fullest extent permitted by law. Without prejudice to the rest of the Agreement, no provision in the Agreement shall be deemed to exclude or limit [***] liability to you in respect of any fraud or fraudulent misrepresentation made by it, or in respect of death or personal injury caused by its negligent acts or omissions.

6. Payment: Any sale proceeds shall be paid to you in the currency of the sale unless you instruct us otherwise. [***] has no obligation to pay you if the Buyer does not pay [***]. [***] does not guarantee that payment will be received from the Buyer. [***] is under no obligation to investigate, prior to a sale, the Buyer’s ability to pay or the Buyer’s credit or payment record. [***] is under no obligation to sue or make other collection efforts if the Buyer does not pay. All amounts, prices, fees, expenses, commissions and charges set out in the Agreement are quoted exclusive of VAT.

7. Confidentiality: Save to the extent expressly set out in the Agreement, or unless compelled by order of a Court, or unless the information is already in the public domain, (i) [***] shall not disclose your identity without your prior written consent, (ii) [***] shall have no obligation to disclose the identity of the Buyer to you, (iii) you shall keep confidential any information given to you on any Buyer or prospective buyer of the Artwork, and (iv) you and [***] shall keep the terms of the Agreement confidential, provided that, where [***] represents the Artist, [***] may disclose such terms to the Artist.

8. Data Protection: [***] shall deal with personal data in accordance with our privacy policy at www.[***]. [***] uses personal data supplied by the consignor (including your principal’s personal data if you act as agent) to fulfil its obligations under this agreement, for administrative purposes related to this consignment and to keep you informed of [***] activities unless you notify us otherwise. You shall inform your principal if you act as agent, and maintain all consents and permissions required for us to process such information in accordance with our privacy policy unless you notify [***] otherwise. If reasonably necessary to fulfil its obligations under this agreement, you grant [***] a general authorisation to share your personal data with third parties such as shippers, storage companies and professional advisers. We also transfer your personal data within [***] group of companies outside the EEA.

9. Miscellaneous Provisions: [***] may sell the Artwork to any of its associated companies. The Agreement shall be binding upon you and your heirs, executors, beneficiaries, successors and assigns (and principal if you act as agent). Neither you nor [***] may assign the Agreement without the prior written consent of the other party, except that either party may assign the Agreement to any of its affiliated companies without the other party’s prior consent. Neither you nor [***] may amend or supplement any provision of the Agreement other than agreed in writing by both parties. The Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior transactions or understandings, written or oral, with respect thereto. If you are acting as an agent (or fiduciary) for a disclosed or undisclosed principal (or beneficiary), your representations and indemnities shall be binding on both you and your principal (or beneficiary), jointly and severally. If any provision of the Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of the Agreement which shall remain in full force and effect. In case of a conflict between the terms of the letter attaching these terms of consignment, and these terms of consignment, the terms of the letter shall prevail.